For Further Information, Contact:

                                              Donald F. Holt
                                              Executive Vice President &
                                              Chief Financial Officer
                                              (717) 231-5704


                KEYSTONE FINANCIAL REPORTS FIRST QUARTER RESULTS

HARRISBURG, PA, April 19 -- Keystone Financial, Inc. (NASDAQ: KSTN), the fourth largest financial institution headquartered in Pennsylvania, today reported operating results for the quarter ended March 31, 1999.

Net income for the quarter was $8,315,000, or 17 cents per diluted share compared with $24,136,000, or 46 cents per share in the first quarter of 1998. The decreased net income reflects special charges consisting primarily of the expenses announced in January 1999 related to Keystone's plan to unify its banks under one charter and a single name, Keystone Financial Bank. Excluding special charges, first quarter earnings were $21,111,000, or 42 cents per diluted share, resulting in a return on average assets of 1.26 percent, and a return on average equity of 13.81 percent. Assets as of March 31, 1999 were $6.8 billion, consisting primarily of loans totaling $4.4 billion. Deposits were $5.1 billion at March 31, 1999.

"Our restructuring efforts are on schedule, and we remain committed to our goal of providing a more seamless delivery of products and services to our customers through our local market teams," said Carl L. Campbell, chairman and chief executive officer. While a restructuring of the magnitude experienced by Keystone has a negative short-term impact on operations, we realized steady improvements during the quarter and are confident of its long-term benefits."

During the quarter, the company repurchased approximately two million of its shares, bringing the cumulative total for 1998 and 1999 to approximately four million shares purchased, or eight percent of shares outstanding.

Keystone Financial, Inc. is now the holding company for a single bank, Keystone Financial Bank, NA, but the bank will continue to do business as American Trust Bank, NA, Cumberland, MD; Financial Trust Company, Carlisle, PA; Keystone Bank, NA, Horsham, PA; Keystone National Bank, Lancaster, PA; Mid-State Bank, Altoona, PA; Northern Central Bank, Williamsport, PA; and Pennsylvania National Bank, Pottsville, PA for portions of 1999, until all conversions are completed.

Keystone also operates Martindale Andres & Co., an investment management services provider; Keystone Financial Mortgage Co.; MMC&P, a retirement benefit services firm; Keystone Brokerage, Inc., offering full service investment planning and discount brokerage; and a 24-hours a day, seven days a week Telephone Banking Center.

For more information, visit the company's web site on the Internet at www.keyfin.com.

KEYSTONE FINANCIAL, INC.
Financial Highlights (Unaudited)
                                                 For the Three Months Ended
                                                 --------------------------
                                                 3/31/99            3/31/98
                                                 -------            -------

                                                   Excluding
                                   As Reported   Special Charges
---------------------------------- ------------  ---------------  --------------

Net Income                         $ 8,315,000   $21,111,000      $24,136,000

Earnings per share
  Basic                               $0.17        $0.43            $0.47
  Diluted                             $0.17        $0.42            $0.46

Average diluted shares outstanding  50,115,000    50,115,000       52,557,000
---------------------------------- ------------  ---------------  --------------

                                    ########
1999

Financial Highlights
(dollars in thousands, except per share data)

                                        Quarter Ended March 31,
                                   1999          1999
                                               Excluding
Earnings                      As Reported  Special Charges (3) 1998    Change(4)
--------------------------------------------------------------------------------
Net Interest Income (1)         $66,700        $66,700        $71,315    (6)%
Provision for Credit Losses       2,663          2,663          3,757   (29)
Noninterest Income               25,656         25,656         22,676    13
Net Securities Gains                425            425          1,531   (72)
Noninterest Expense              76,834         57,686         56,107     3
Net Income                        8,315         21,111         24,136   (13)

Earnings Per Share:
  Basic                           $0.17          $0.43          $0.47    (9)%
  Diluted                          0.17           0.42           0.46    (9)
Dividends Per Share                0.29           0.29           0.28     4

Performance Indicators
--------------------------------------------------------------------------------
Return on Average Assets           0.50%          1.26%          1.44%
Return on Average Equity           5.50          13.81          14.24
Net Interest Margin                4.22           4.22           4.43
Provision for Credit Losses/
  Average Loans (2)                0.24           0.24           0.33
Noninterest Expense/Revenues      83.19          62.46          59.69

                                              March 31,
At Period End                            1999           1998             Change
--------------------------------------------------------------------------------
Investments                           $1,725,409     $1,699,196            2  %
Loans                                  4,413,283      4,648,367           (5)
Total Assets                           6,829,509      6,896,228           (1)
Deposits                               5,109,821      5,233,330           (2)
Shareholders' Equity                     583,350        677,990          (14)

Book Value per Share                      $11.99         $13.13
Equity to Assets Ratio                      8.54%          9.83%
Risk Adjusted Capital/
  Assets Ratio                             12.37          13.71

Asset Quality
--------------------------------------------------------------------------------
Nonperforming Assets to Loans              0.78%          0.68%
Loans 90 Days Past Due                     0.57           0.50
--------------------------------------------------------------------------------
    Total Risk Elements to Loans           1.35%           1.18%
--------------------------------------------------------------------------------

Allowance for Credit Losses to Loans       1.36%           1.38%
Allowance to Nonperforming Loans            195             237
Net Charge-Offs to Average Loans (2)       0.28            0.40
--------------------------------------------------------------------------------
(1)  Fully taxable-equivalent
(2)  Annualized
(3) During the first quarter of 1999, Keystone incurred special charges primarily associated with the unification of its seven banks under a single charter. These special charges reduced net income and diluted earnings per share by $12.8 million and $0.25, respectively.
(4)  Change is exclusive of special charges.